ANNUAL REPORT
Chevy Chase Home Loan Trust 1997-1
$ 95,000,000 6.55% Asset Backed Certificates
For the Year Ended December 31, 2002




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2002     982,636     108,847      47,002    2.97%    1,414,657    7.46%
 Feb-2002     797,575     103,483      35,846    2.37%    1,342,226    7.39%
 Mar-2002     806,508      99,130       6,250    0.43%    1,073,741    6.19%
 Apr-2002     700,493      94,727      14,083    1.01%      948,853    5.70%
 May-2002     768,887      90,904      16,107    1.22%      719,537    4.53%
 Jun-2002     801,148      86,707      37,679    3.00%      853,329    5.66%
 Jul-2002     471,950      82,334      15,805    1.30%      763,089    5.22%
 Aug-2002     636,383      79,758     (18,579)  -1.60%      897,274    6.42%
 Sep-2002     704,996      76,284      47,078    4.26%      930,513    7.01%
 Oct-2002     476,077      72,436     (24,949)  -2.34%      829,675    6.48%
 Nov-2002     536,459      69,838       4,714    0.46%      839,225    6.85%
 Dec-2002     657,249      66,910     (16,278)  -1.68%      811,298    6.99%

          ____________ ___________ ___________
  Totals    8,340,363   1,031,357     164,758

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.